Exhibit 99.1
SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for 2021

Fourth Quarter Represented Highest RevPAR of 2021;

Successful Execution of Capital Allocation Strategy - Since the Start of 2021, Acquired $1.6 Billion and

Disposed of $1 Billion

Announces Reinstatement of Quarterly Dividend

BETHESDA, MD; February 16, 2022 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for fourth quarter and full year 2021.

Operating Results

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended December 31,		Percent Change	Percent Change	Year ended December 31,		Percent Change	Percent Change
	2021	2020	vs. Q4 2020	vs. Q4 2019⁽²⁾	2021	2020	vs. 2020	vs. 2019⁽²⁾
Revenues	$998	$267	273.8%	(25.2)%	$2,890	$1,620	78.4%	(47.2)%
All owned hotel revenues (pro forma)⁽¹⁾	1,000	293	241.3%	(25.0)%	2,933	1,678	74.8%	(44.6)%
All owned hotel (pro forma) Total RevPAR	237.98	70.31	238.5%	(25.7)%	176.59	101.12	74.6%	(44.9)%
All owned hotel (pro forma) RevPAR	148.46	42.52	249.2%	(24.2)%	113.40	60.44	87.6%	(43.2)%

Net income (loss)	$323	$(66)	N/M		$(11)	$(741)	98.5%
EBITDAre⁽¹⁾	247	(53)	N/M		542	(233)	N/M
Adjusted EBITDAre⁽¹⁾	242	(32)	N/M		532	(168)	N/M

Diluted earnings (loss) per common share	.45	.(09)	N/M		.(02)	(1.04)	98.1%
NAREIT FFO per diluted share⁽¹⁾	.26	.(07)	N/M		.60	.(31)	N/M
Adjusted FFO per diluted share⁽¹⁾	.29	.(02)	N/M		.61	.(17)	N/M

* Additional detail on the Company’s results, including data for 22 domestic markets and top 40 hotels by Total RevPAR, is available in the Fourth Quarter 2021 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

James F. Risoleo, President and Chief Executive Officer, said, “We finished 2021 on a high note as we continued to see strong sequential operating improvements across our portfolio. During the fourth quarter, RevPAR was approximately $148, representing a 13% increase over the prior quarter. While the newest variant created additional uncertainty for the lodging industry, it did not dampen the recovery, which continues to be concentrated in Sunbelt markets, particularly at our resorts. Our urban markets also saw strong sequential improvements, driven by business transient customers, where room nights improved over last quarter relative to 2019.”

(1)
NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and all owned hotel results (pro forma) are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.
(2)
Presentation includes comparisons to 2019 operating results in order to allow investors to better understand the trajectory and timing of any recovery from the COVID-19 impacts on hotel operations.

N/M = Not Meaningful

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 16, 2022

Risoleo continued, “During the quarter, we completed two additional acquisitions, buying The Alida, Savannah and the Hotel Van Zandt in Austin, bringing the total value of our acquisitions for 2021 to $1.6 billion. In addition, during the quarter and subsequent to year end, we disposed of seven hotels for nearly $1 billion. We also acquired a 49% interest in the established asset management platform of Noble Investment Group through a joint venture with Noble in January. We view the investment as a new opportunity to elevate the EBITDA growth profile of our portfolio by allowing for investment in select service hotels, extended stay hotels, and new development deals. We remain optimistic about the future of travel and we are focused on continuing to improve the quality, revenue, and profitability metrics of our iconic and irreplaceable portfolio."

2021 Highlights:

•
Achieved sequential improvement in RevPAR each quarter of 2021, from $68.04 in the first quarter to $148.46 in the fourth quarter. Improvements were primarily driven by leisure travel in Sunbelt markets with urban hotels showing sequential improvements in the second half of the year.
•
Invested over $1.6 billion in seven hotels and two golf courses, the majority of which were in new markets for the Company, including Austin, Savannah, Key Largo and Big Sur.
•
Completed the sale of six properties during the year for a total of $748 million.
•
Completed Marriott Transformational Capital Program projects at three properties in 2021 and an additional two properties subsequent to year end, highlighted by multi-year guestroom, public space and meeting space renovations at the 1,966-room New York Marriott Marquis and the 2,004-room Orlando World Center Marriott. In addition, significant updates at The Ritz-Carlton, Amelia Island, Houston Marriott Medical Center, and Marina del Rey Marriott have concluded. These achievements bring the total number of completed projects in this program to 12 of 16 properties.
•
Completed significant return on investment and development projects in 2021, including the addition of 19 new luxury villas at the Andaz Maui at Wailea Resort and a new waterpark at The Ritz-Carlton Golf Resort, Naples. Significant progress was made on the extensive transformational renovation and expansion at The Ritz-Carlton, Naples and on the redevelopment projects at the Orlando World Center Marriott.
•
Refinanced $400 million of senior note debt, through the issuance of $450 million of Series J Senior Notes at 2.9%, the lowest rate in Company history, and repayment of the 3.75% Series D Senior Notes, extending the next significant debt maturity to 2024.
•
Met the required financial covenant thresholds under the Company's credit facility agreement and exited the covenant waiver period three quarters ahead of its scheduled expiration.

Results for Fourth Quarter 2021

•
Generated GAAP net income of $323 million in the fourth quarter, an increase of $443 million from the third quarter of 2021, due to the gain of $302 million, primarily related to the sale of six assets, and improved operations.
•
Achieved Adjusted EBITDAre of $242 million, which, after interest expense of $40 million, excluding costs related to refinancing, exceeded the Company's capital expenditures, totaling $134 million for the quarter, by $68 million. The results benefited from continued positive quarterly sequential improvements in RevPAR and operations.
•
Delivered All Owned Hotel Pro Forma EBITDA of $269 million, which included positive hotel-level operating profit at 70 of the Company’s hotels, an increase from 61 hotels in the third quarter of 2021.
•
Acquired the 173-room Alida, Savannah in Georgia and the 319-room Hotel Van Zandt in Austin, Texas.
•
Repaid $800 million on the revolver portion of the Company's credit facility during the quarter, and repaid the remaining $683 million outstanding subsequent to year-end.

Subsequent Events

•
Sold the Sheraton Boston for $233 million, which includes a $163 million bridge loan provided by the Company to the buyer, with an initial term of six months and two potential six month extensions.
•
Acquired a 49% ownership interest in a joint venture with Noble Investment Group, a leading private hospitality asset manager, for $35 million of cash and the issuance of approximately $56 million of Host L.P. OP units.
•
January RevPAR is estimated to be $105 and February RevPAR is forecast to be between $150 and $155.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 16, 2022

Balance Sheet

The Company maintains a robust balance sheet, with the following balances at December 31, 2021:

•
Total assets of $12.4 billion.
•
Debt balance of $4.9 billion, with an average maturity of 5.1 years, an average interest rate of 3.1%, and no significant maturities until 2024. Following the credit facility revolver payment subsequent to year end, the debt balance is $4.2 billion.
•
Ended the year with total available liquidity of approximately $1.8 billion, including FF&E escrow reserves of $144 million and approximately $812 million available under the revolver portion of the credit facility. Following the additional credit facility revolver repayment, completed subsequent to year end, the Company has $1.5 billion of availability under the credit facility.

Sourav Ghosh, Executive Vice President, Chief Financial Officer, stated, “We continued to deliver operational improvements in the fourth quarter, which led to growth in positive cash flows. In addition, we opted to pay down the outstanding balance on our credit facility to reduce interest expense, given our large cash balance and increased flexibility to incur debt. We also continued to enhance our portfolio through accretive capital recycling and reinvestment in our portfolio, and announced a quarterly cash dividend, as we remain optimistic on the trajectory of the lodging recovery."

Dividend

On February 16, 2022, the Board of Directors announced a regular quarterly cash dividend of $0.03 on its common stock. The dividend will be paid on April 15, 2022 to stockholders of record on March 31, 2022. All future dividends are subject to approval by the Company’s Board of Directors.

Operating Results

The following presents the monthly pro forma hotel operating results for the full portfolio owned as of December 31, 2021 compared to 2020 and 2019 for the months presented(3):

	October	October		November	November		December	December		Quarter ended December 31,
	2021	2020	Change	2021	2020	Change	2021	2020	Change	2021	2020	Change
Number of hotels	80	79		81	79		81	79		81	79
Number of rooms	45,349	45,184		45,572	45,184		45,572	45,184		45,572	45,184

Average Occupancy Percentage	58.9%	21.5%	37.4pts	57.4%	20.0%	37.4pts	55.3%	17.8%	37.5pts	57.2%	19.8%	37.4pts
Average Room Rate	$246.98	$194.78	26.8%	$249.07	$208.07	19.7%	$283.62	$246.68	15.0%	$259.63	$214.94	20.8%
RevPAR	$145.46	$41.82	247.8%	$142.92	$41.71	242.6%	$156.79	$43.98	256.5%	$148.46	$42.52	249.2%

	October	October		November	November		December	December		Quarter ended December 31,
	2021	2019	Change	2021	2019	Change	2021	2019	Change	2021	2019	Change
Number of hotels	80	79		81	79		81	79		81	79
Number of rooms	45,349	45,184		45,572	45,184		45,572	45,184		45,572	45,184

Average Occupancy Percentage	58.9%	82.3%	(23.4pts)	57.4%	75.8%	(18.4pts)	55.3%	70.0%	(14.7pts)	57.2%	76.1%	(18.9pts)
Average Room Rate	$246.98	$264.75	(6.7)%	$249.07	$249.38	(0.1)%	$283.62	$257.00	10.4%	$259.63	$257.35	0.9%
RevPAR	$145.46	$217.92	(33.3)%	$142.92	$189.08	(24.4)%	$156.79	$179.99	(12.9)%	$148.46	$195.73	(24.2)%

___________

(3)
The AC Hotel Scottsdale North is a new development hotel that opened in January 2021 and The Laura Hotel in Houston re-opened under new management in November 2021. Therefore, no adjustments were made for results of these hotels for periods prior to their openings. Results for the Sheraton Boston, sold subsequent to year end, are included, as it was owned for the entirety of the periods presented.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 16, 2022

Fourth Quarter 2021 Revenue Performance

•
All Owned Hotel Pro Forma RevPAR improved 13% compared to the third quarter of 2021, with average room rates exceeding fourth quarter 2019 rates. While strong leisure demand for resorts and hotels located in the Company’s Sunbelt markets and Hawaii continued to drive the sequential improvement, RevPAR at the Company's downtown and non-resort hotels also saw improvement in the fourth quarter.
•
Food and beverage pro forma revenues improved approximately $82 million, or 44%, compared to the third quarter of 2021, fueled by continued improvement in Banquet and Catering revenues, which increased 84% over the prior quarter, following the doubling of Banquet and Catering revenues from the second quarter to the third quarter. Throughout the pandemic, food and beverage revenues mostly has been driven by restaurants and other outlet revenue.

Fourth Quarter 2021 Hotel Operating Expense Performance

•
Portfolio-wide pro forma hotel operating costs were approximately 24% lower compared to the fourth quarter of 2019, with a 25% decrease in total revenues compared to fourth quarter of 2019, and costs were only 15% higher compared to the third quarter of 2021, despite an approximately 20% increase in total revenues quarter over quarter.
o
Staffing challenges began to ease in the fourth quarter and the Company expects hotel operating costs to increase more in line with total revenues over time as hotels continue to transition from their contingency level operational plans to increased staffing levels and controllable spending.
o
Re-introduction of marketing, maintenance and other support costs is expected to increase other departmental and support expenses as the recovery gains momentum.

Hotel Business Mix Update

The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its 2019 room sales.

During the fourth quarter, demand continued to be primarily driven by leisure at drive-to and resort destinations. The following are the sequential results of the Company’s consolidated portfolio, including all owned hotels at December 31, 2021 on a pro forma basis, for transient, group and contract business in comparison to 2019 performance:

	Quarter ended December 31, 2021			Quarter ended September 30, 2021
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,570	661	163	1,592	573	149
Percentage change in room nights vs. same period in 2019	(17.7)%	(40.5)%	(13.7)%	(23.1)%	(48.2)%	(5.9)%
Room Revenues (in millions)	$443	$150	$29	$412	$111	$24
Percentage change in revenues vs. same period in 2019	(12.6)%	(43.0)%	(33.9)%	(18.8)%	(54.2)%	(41.5)%

Capital Allocation Strategy

The Company continued to execute on its capital allocation strategy by recycling capital into assets that the Company believes will improve the quality and EBITDA growth profile of its portfolio. During the quarter, the Company acquired the 173-room Alida, Savannah, part of the Marriott Tribute Portfolio, for $103 million and the 319-room Hotel Van Zandt in Austin, managed by Kimpton Hotels, for a purchase price of $246 million, including its $4 million FF&E reserve and the assumption of a $102 million non-recourse mortgage. In 2021, the Company acquired seven hotels and two golf courses for a total purchase price of $1.6 billion.

Additionally during the quarter, the Company sold the W Hollywood for approximately $197 million, including $3 million for the FF&E replacement funds, and a five-hotel portfolio consisting of the Westfields Marriott Washington Dulles, San Ramon Marriott, The Westin Buckhead Atlanta, The Westin Los Angeles Airport and The Whitley for $551 million, including approximately $11 million for the FF&E replacement funds.

Subsequent to year end, the Company sold the Sheraton Boston for $233 million, including a $163 million bridge loan provided by the Company to the buyer, and expects to record a gain of $12 million in the first quarter of 2022. Additionally, the Company acquired a 49% ownership interest in a joint venture with Noble Investment Group, a private hospitality asset

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 16, 2022

manager with a focus on upscale select-service and extended stay properties. The agreement provides for the opportunity to acquire interests in future funds and represents a new platform for potential growth.

Capital Expenditures

The following presents the Company’s 2021 capital expenditures spend and the forecast for 2022 (in millions):

	Year ended December 31, 2021	2022 Full Year Forecast

	Actual	Low-end of range	High-end of range
ROI - Marriott Transformational Capital Program	$126	$90	$115
ROI - All other ROI projects	167	235	260
Total ROI project spend	293	325	375
Renewals and Replacements	134	175	225
Total Capital Expenditures	$427	$500	$600

The Company continues to invest heavily in capital expenditures in the early phases of recovery in order to minimize future disruption and believes these renovations will position these hotels to capture additional revenue during the economic recovery. As of year-end 2021, the Company has completed approximately 85% of the Marriott Transformational Capital Program. The Company received $14 million of operating profit guarantees in 2021, with $2 million received in the fourth quarter, and expects to receive approximately $11 million in operating profit guarantees in 2022 under the Marriott Transformational Capital Program. The program is expected to be substantially complete by the end of 2022 and the Company also plans to commence the next phase of an estimated $128 million extensive repositioning at the Fairmont Kea Lani in 2022.

2022 Outlook

Given the global economic uncertainty COVID-19 has created for the travel, airline, lodging and tourism and event industries, the Company cannot provide guidance for its operations or fully estimate the effect of COVID-19 or its variants on its operations.

January 2022 operations declined compared to the fourth quarter results as operations were negatively affected by the increase in COVID-19 cases due to the Omicron variant. However, trends thus far in February would indicate a return to the positive trajectory of the recovery experienced in the second half of 2021. The Company believes that continued recovery within the lodging industry will be driven by the strength of the economy, increased consumer confidence that the risks associated with travelling and contracting COVID-19 have been significantly reduced, and the return of business and group customers.

While the Company is not providing guidance on operations at this time, it estimates that for full year 2022, interest expense and corporate and other expenses will be in the following ranges (in millions):

	2022 Full Year Forecast

	Low-end of range	High-end of range
Interest expense	$146	$149
Corporate and other expenses	103	106

The Company does not intend to provide further guidance updates unless deemed appropriate.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 75 properties in the United States and five properties internationally totaling approximately 44,400 rooms. The Company also holds non-controlling interests in seven domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Four Seasons®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements which include, but may not be limited to, our expectations regarding the impact of the COVID-19 pandemic on our business,

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 16, 2022

the recovery of travel and the lodging industry and 2022 estimates with respect to our business, are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the duration and scope of the COVID-19 pandemic and its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel or the size of gatherings; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates, business investment and consumer discretionary spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in U.S. markets where we own hotels and a worsening of economic conditions or low levels of economic growth in these markets; the effects of steps we and our hotel managers take to reduce operating costs in response to the COVID-19 pandemic; other changes (apart from the COVID-19 pandemic) in national and local economic and business conditions and other factors such as natural disasters and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 16, 2022 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

* This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 16, 2022

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2021, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net (income) loss attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	December 31, 2021	December 31, 2020

ASSETS
Property and equipment, net	$9,994	$9,416
Right-of-use assets	551	597
Assets held for sale	270	—
Due from managers	113	22
Advances to and investments in affiliates	42	21
Furniture, fixtures and equipment replacement fund	144	139
Other	431	360
Cash and cash equivalents	807	2,335
Total assets	$12,352	$12,890

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,109	$3,065
Credit facility, including the term loans of $997	1,673	2,471
Mortgage and other debt	109	5
Total debt	4,891	5,541
Lease liabilities	564	610
Accounts payable and accrued expenses	85	71
Due to managers	42	64
Other	198	170
Total liabilities	5,780	6,456

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	126	108

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 714.1 million shares and 705.4 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,702	7,568
Accumulated other comprehensive loss	(76)	(74)
Deficit	(1,192)	(1,180)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,441	6,321
Non-redeemable non-controlling interests—other consolidated partnerships	5	5
Total equity	6,446	6,326
Total liabilities, non-controlling interests and equity	$12,352	$12,890

___________

(1)
Please see our Fourth Quarter 2021 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenues
Rooms	$621	$163	$1,858	$976
Food and beverage	269	54	674	426
Other	108	50	358	218
Total revenues	998	267	2,890	1,620
Expenses
Rooms	164	63	488	362
Food and beverage	192	64	505	420
Other departmental and support expenses	269	145	890	686
Management fees	38	6	97	39
Other property-level expenses	68	72	307	312
Depreciation and amortization	165	167	762	665
Corporate and other expenses⁽¹⁾	26	21	99	89
Gain on insurance and business interruption settlements	(3)	—	(8)	—
Total operating costs and expenses	919	538	3,140	2,573
Operating profit (loss)	79	(271)	(250)	(953)
Interest income	—	1	2	8
Interest expense	(63)	(51)	(191)	(194)
Other gains	302	195	306	208
Equity in earnings (losses) of affiliates	(5)	(4)	31	(30)
Income (loss) before income taxes	313	(130)	(102)	(961)
Benefit for income taxes	10	64	91	220
Net income (loss)	323	(66)	(11)	(741)
Less: Net (income) loss attributable to non- controlling interests	(3)	2	—	9
Net income (loss) attributable to Host Inc.	$320	$(64)	$(11)	$(732)
Basic and diluted earnings (loss) per common share	$.45	$(.09)	$(.02)	$(1.04)

___________

(1)
Corporate and other expenses include the following items:

	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020

General and administrative costs	$21	$15	$81	$72
Non-cash stock-based compensation expense	5	6	18	17
Total	$26	$21	$99	$89

HOST HOTELS & RESORTS, INC.

Earnings (Loss) per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income (loss)	$323	$(66)	$(11)	$(741)
Less: Net (income) loss attributable to non- controlling interests	(3)	2	—	9
Net income (loss) attributable to Host Inc.	$320	$(64)	$(11)	$(732)

Basic weighted average shares outstanding	714.0	705.3	710.3	705.9
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	2.1	—	—	—
Diluted weighted average shares outstanding⁽¹⁾	716.1	705.3	710.3	705.9
Basic and diluted earnings (loss) per common share	$.45	$(.09)	$(.02)	$(1.04)

___________

(1)
Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2)

All Owned Hotels (pro forma) by Location Compared to 2020

	As of December 31, 2021		Quarter ended December 31, 2021				Quarter ended December 31, 2020
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,007	$527.16	74.1%	$390.37	$605.32	$359.56	25.8%	$92.86	$140.11	320.4%	332.0%
Jacksonville	1	446	463.81	66.2	307.26	674.17	394.11	28.8	113.66	255.23	170.3	164.1
Miami	3	1,276	532.47	64.2	342.06	523.37	403.46	35.0	141.11	242.05	142.4	116.2
Florida Gulf Coast	5	1,850	381.12	59.8	228.07	472.20	365.11	37.2	135.74	273.10	68.0	72.9
Phoenix	4	1,822	351.10	72.4	254.15	533.26	301.20	35.7	107.53	217.08	136.4	145.7
Los Angeles/ Orange County	3	1,067	259.39	62.7	162.73	258.96	197.97	20.4	40.45	56.13	302.4	361.4
Orlando	2	2,448	443.69	41.5	184.28	337.70	461.74	11.8	54.65	112.39	237.2	200.5
Austin	2	767	269.59	69.4	186.99	304.02	139.19	30.0	41.71	69.59	348.3	336.8
Philadelphia	2	810	193.17	77.1	148.92	235.12	136.85	33.9	46.39	63.16	221.0	272.3
San Diego	3	3,288	233.02	60.4	140.85	253.78	152.26	18.6	28.33	50.72	397.2	400.3
Atlanta	2	810	164.89	70.3	115.89	180.31	125.39	32.8	41.16	59.40	181.6	203.6
Northern Virginia	2	916	194.01	61.4	119.16	199.80	161.89	26.7	43.29	69.46	175.2	187.6
Houston	5	1,942	164.16	58.6	96.20	135.32	118.00	37.2	43.93	63.24	119.0	114.0
New York	3	4,261	274.12	52.4	143.72	207.84	163.99	11.4	18.78	21.71	665.4	857.6
San Antonio	2	1,512	158.61	63.8	101.24	144.11	123.70	14.2	17.55	27.34	476.8	427.0
Chicago	4	1,816	180.45	59.1	106.70	143.91	110.71	13.4	14.87	18.68	617.7	670.4
Washington, D.C. (CBD)	5	3,238	200.64	43.5	87.34	124.51	161.64	8.1	13.15	17.74	564.3	601.7
Denver	3	1,340	156.62	49.1	76.97	106.82	112.46	16.1	18.16	23.99	323.9	345.2
Boston	3	2,715	197.82	62.1	122.77	145.26	126.56	6.3	8.03	10.91	1,429.7	1,231.8
New Orleans	1	1,333	176.86	54.7	96.81	141.52	138.80	41.4	57.42	73.00	68.6	93.9
San Francisco/ San Jose	6	4,162	170.71	53.4	91.10	125.30	152.04	13.5	20.46	25.43	345.2	392.8
Seattle	2	1,315	171.61	46.4	79.56	104.93	151.61	5.8	8.75	12.03	809.4	772.1
Other	9	2,932	252.77	54.6	138.12	198.65	212.80	27.6	58.79	85.31	135.0	132.9
Domestic	76	44,073	264.36	57.4	151.86	243.66	217.76	20.0	43.59	72.22	248.4	237.4

International	5	1,499	98.32	49.5	48.66	71.32	86.73	12.8	11.13	14.71	337.1	384.7
All Locations	81	45,572	259.63	57.2	148.46	237.98	214.94	19.8	42.52	70.31	249.2	238.5

All Owned Hotels (pro forma) by Location Compared to 2019

	As of December 31, 2021		Quarter ended December 31, 2021				Quarter ended December 31, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,007	$527.16	74.1%	$390.37	$605.32	$434.72	79.6%	$346.15	$530.96	12.8%	14.0%
Jacksonville	1	446	463.81	66.2	307.26	674.17	334.64	62.4	208.94	497.75	47.1	35.4
Miami	3	1,276	532.47	64.2	342.06	523.37	345.79	79.0	273.07	438.79	25.3	19.3
Florida Gulf Coast	5	1,850	381.12	59.8	228.07	472.20	316.16	69.9	220.85	480.84	3.3	(1.8)
Phoenix	4	1,822	351.10	72.4	254.15	533.26	293.33	72.6	213.00	489.76	19.3	8.9
Los Angeles/ Orange County	3	1,067	259.39	62.7	162.73	258.96	249.68	81.7	204.11	320.66	(20.3)	(19.2)
Orlando	2	2,448	443.69	41.5	184.28	337.70	328.06	64.4	211.35	424.70	(12.8)	(20.5)
Austin	2	767	269.59	69.4	186.99	304.02	255.26	80.8	206.16	342.15	(9.3)	(11.1)
Philadelphia	2	810	193.17	77.1	148.92	235.12	219.68	86.6	190.20	316.27	(21.7)	(25.7)
San Diego	3	3,288	233.02	60.4	140.85	253.78	228.60	74.2	169.53	325.13	(16.9)	(21.9)
Atlanta	2	810	164.89	70.3	115.89	180.31	175.95	78.8	138.71	231.69	(16.5)	(22.2)
Northern Virginia	2	916	194.01	61.4	119.16	199.80	224.95	71.8	161.48	308.69	(26.2)	(35.3)
Houston	5	1,942	164.16	58.6	96.20	135.32	176.32	70.9	124.95	188.16	(23.0)	(28.1)
New York	3	4,261	274.12	52.4	143.72	207.84	335.19	90.2	302.22	449.65	(52.4)	(53.8)
San Antonio	2	1,512	158.61	63.8	101.24	144.11	193.12	59.9	115.62	173.80	(12.4)	(17.1)
Chicago	4	1,816	180.45	59.1	106.70	143.91	207.41	76.1	157.94	218.58	(32.4)	(34.2)
Washington, D.C. (CBD)	5	3,238	200.64	43.5	87.34	124.51	243.16	76.6	186.27	274.75	(53.1)	(54.7)
Denver	3	1,340	156.62	49.1	76.97	106.82	167.45	62.9	105.31	174.21	(26.9)	(38.7)
Boston	3	2,715	197.82	62.1	122.77	145.26	232.62	78.4	182.29	261.40	(32.7)	(44.4)
New Orleans	1	1,333	176.86	54.7	96.81	141.52	185.82	76.5	142.21	209.94	(31.9)	(32.6)
San Francisco/ San Jose	6	4,162	170.71	53.4	91.10	125.30	264.99	83.1	220.14	309.64	(58.6)	(59.5)
Seattle	2	1,315	171.61	46.4	79.56	104.93	204.05	76.8	156.81	232.64	(49.3)	(54.9)
Other	9	2,932	252.77	54.6	138.12	198.65	191.18	73.1	139.69	217.32	(1.1)	(8.6)
Domestic	76	44,073	264.36	57.4	151.86	243.66	260.76	76.3	198.86	325.76	(23.6)	(25.2)

International	5	1,499	98.32	49.5	48.66	71.32	149.12	70.1	104.55	165.87	(53.5)	(57.0)
All Locations	81	45,572	259.63	57.2	148.46	237.98	257.35	76.1	195.73	320.46	(24.2)	(25.7)

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2) (cont.)

All Owned Hotels (pro forma) by Location in Compared to 2020

	As of December 31, 2021		Year ended December 31, 2021				Year ended December 31, 2020
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,007	$486.22	69.0%	$335.71	$512.34	$403.12	28.8%	$115.91	$174.86	189.6%	193.0%
Jacksonville	1	446	494.80	59.9	296.61	609.54	403.32	39.3	158.58	330.97	87.0	84.2
Miami	3	1,276	489.24	59.1	289.20	449.18	378.62	35.2	133.26	219.18	117.0	104.9
Florida Gulf Coast	5	1,850	407.02	56.1	228.20	438.18	368.26	39.8	146.62	304.41	55.6	43.9
Phoenix	4	1,822	316.35	60.5	191.42	393.86	313.05	32.9	102.99	233.16	85.9	68.9
Los Angeles/ Orange County	3	1,067	241.56	53.6	129.52	187.07	235.28	28.9	68.04	100.21	90.4	86.7
Orlando	2	2,448	413.95	30.9	127.96	231.90	365.64	19.0	69.62	147.90	83.8	56.8
Austin	2	767	214.87	56.3	121.00	195.68	195.33	30.4	59.41	108.97	103.7	79.6
Philadelphia	2	810	176.82	63.3	111.97	169.50	154.46	34.9	53.85	81.81	107.9	107.2
San Diego	3	3,288	222.93	49.1	109.43	180.41	218.59	24.4	53.40	102.63	104.9	75.8
Atlanta	2	810	156.30	58.5	91.40	129.46	155.63	31.5	49.06	76.54	86.3	69.1
Northern Virginia	2	916	182.84	49.4	90.34	138.95	184.42	30.7	56.68	87.88	59.4	58.1
Houston	5	1,942	146.57	59.4	87.04	118.95	138.61	36.2	50.19	73.46	73.4	61.9
New York	3	4,261	220.05	36.9	81.23	108.52	187.28	27.1	50.75	71.03	60.1	52.8
San Antonio	2	1,512	159.93	46.6	74.53	107.51	159.16	19.0	30.27	45.28	146.2	137.4
Chicago	4	1,816	172.35	42.9	73.96	94.30	130.47	22.1	28.78	38.48	157.0	145.0
Washington, D.C. (CBD)	5	3,238	171.93	42.6	73.18	92.16	216.26	18.2	39.30	55.93	86.2	64.8
Denver	3	1,340	151.40	43.9	66.49	86.94	140.24	23.9	33.49	48.55	98.6	79.1
Boston	3	2,715	188.00	34.8	65.48	78.90	168.75	16.0	27.08	40.90	141.8	92.9
New Orleans	1	1,333	144.71	41.9	60.68	84.82	164.70	33.3	54.89	76.95	10.6	10.2
San Francisco/ San Jose	6	4,162	161.21	36.9	59.55	78.95	252.95	22.7	57.38	82.06	3.8	(3.8)
Seattle	2	1,315	182.40	32.5	59.27	74.16	187.91	16.7	31.38	44.67	88.9	66.0
Other	9	2,932	246.03	47.6	117.20	167.00	192.50	31.5	60.71	88.26	93.0	89.2
Domestic	76	44,073	251.39	46.2	116.25	181.13	235.07	26.2	61.66	103.33	88.5	75.3

International	5	1,499	90.03	33.4	30.10	43.52	116.26	21.4	24.91	36.65	20.8	18.7
All Locations	81	45,572	247.50	45.8	113.40	176.59	231.83	26.1	60.44	101.12	87.6	74.6

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2) (cont.)

All Owned Hotels (pro forma) by Location in Compared to 2019

	As of December 31, 2021		Year ended December 31, 2021				Year ended December 31, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui/Oahu	4	2,007	$486.22	69.0%	$335.71	$512.34	$409.40	88.1%	$360.59	$565.70	(6.9)%	(9.4)%
Jacksonville	1	446	494.80	59.9	296.61	609.54	372.94	73.5	274.07	613.80	8.2	(0.7)
Miami	3	1,276	489.24	59.1	289.20	449.18	325.16	79.8	259.54	410.81	11.4	9.3
Florida Gulf Coast	5	1,850	407.02	56.1	228.20	438.18	334.73	72.0	241.11	501.15	(5.4)	(12.6)
Phoenix	4	1,822	316.35	60.5	191.42	393.86	292.50	71.9	210.32	476.62	(9.0)	(17.4)
Los Angeles/ Orange County	3	1,067	241.56	53.6	129.52	187.07	259.35	84.0	217.78	331.66	(40.5)	(43.6)
Orlando	2	2,448	413.95	30.9	127.96	231.90	295.49	69.1	204.18	415.24	(37.3)	(44.2)
Austin	2	767	214.87	56.3	121.00	195.68	248.70	85.2	211.79	356.91	(42.9)	(45.2)
Philadelphia	2	810	176.82	63.3	111.97	169.50	217.01	85.7	185.91	305.37	(39.8)	(44.5)
San Diego	3	3,288	222.93	49.1	109.43	180.41	249.41	79.4	198.02	360.49	(44.7)	(50.0)
Atlanta	2	810	156.30	58.5	91.40	129.46	184.71	82.7	152.76	251.41	(40.2)	(48.5)
Northern Virginia	2	916	182.84	49.4	90.34	138.95	221.33	75.3	166.61	276.13	(45.8)	(49.7)
Houston	5	1,942	146.57	59.4	87.04	118.95	177.93	72.0	128.14	185.48	(32.1)	(35.9)
New York	3	4,261	220.05	36.9	81.23	108.52	286.36	84.8	242.96	359.92	(66.6)	(69.8)
San Antonio	2	1,512	159.93	46.6	74.53	107.51	185.33	69.7	129.14	189.71	(42.3)	(43.3)
Chicago	4	1,816	172.35	42.9	73.96	94.30	207.67	76.2	158.19	222.83	(53.2)	(57.7)
Washington, D.C. (CBD)	5	3,238	171.93	42.6	73.18	92.16	245.82	81.5	200.27	288.52	(63.5)	(68.1)
Denver	3	1,340	151.40	43.9	66.49	86.94	173.47	72.9	126.48	190.45	(47.4)	(54.4)
Boston	3	2,715	188.00	34.8	65.48	78.90	237.24	81.7	193.83	268.74	(66.2)	(70.6)
New Orleans	1	1,333	144.71	41.9	60.68	84.82	187.65	79.0	148.30	216.97	(59.1)	(60.9)
San Francisco/ San Jose	6	4,162	161.21	36.9	59.55	78.95	279.18	82.4	230.14	319.93	(74.1)	(75.3)
Seattle	2	1,315	182.40	32.5	59.27	74.16	225.12	82.4	185.50	250.12	(68.0)	(70.4)
Other	9	2,932	246.03	47.6	117.20	167.00	192.98	75.6	145.96	220.89	(19.7)	(24.4)
Domestic	76	44,073	251.39	46.2	116.25	181.13	256.97	78.9	202.64	326.00	(42.6)	(44.4)

International	5	1,499	90.03	33.4	30.10	43.52	153.01	70.9	108.44	160.74	(72.2)	(72.9)
All Locations	81	45,572	247.50	45.8	113.40	176.59	253.86	78.6	199.52	320.52	(43.2)	(44.9)

___________

(1)
To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics and operating results for the periods included in this presentation on a comparable hotel basis. However, due to the COVID-19 pandemic and its effects on operations there is little comparability between periods. For this reason, we temporarily are suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis including the following adjustments: (1) operating results are presented for all consolidated properties owned as of December 31, 2021 but do not include the results of operations for properties sold through the reporting date; and (2) operating results for acquisitions as of December 31, 2021 are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. See the Notes to Financial Information – All Owned Hotel Pro Forma Operating Statistics and Results for further information on these pro forma statistics. The AC Hotel Scottsdale North is a new development hotel that opened in January 2021 and The Laura Hotel in Houston re-opened under new management in November 2021. Therefore, no adjustments were made for results of these hotels for periods prior to their openings. Results for the hotel sold subsequent to quarter end are included, as it was owned for the entirety of the periods presented. CBD of a location refers to the central business district.
(2)
Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

N/M = Not meaningful

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,			Year ended December 31,
	2021	2020	2019	2021	2020	2019
Number of hotels	81	79	79	81	79	79
Number of rooms	45,572	45,184	45,184	45,572	45,184	45,184
Change in hotel Total RevPAR	238.5%	—	—	74.6%	—	—
Change in hotel RevPAR	249.2%	—	—	87.6%	—	—
Operating profit (loss) margin⁽²⁾	7.9%	(101.5)%	12.4%	(8.7)%	(58.8)%	14.6%
All Owned Hotel Pro Forma EBITDA margin⁽²⁾	26.9%	(18.8)%	27.7%	21.7%	(7.7)%	28.8%
Food and beverage profit margin⁽²⁾	28.6%	(18.5)%	32.8%	25.1%	1.4%	32.0%
All Owned Hotel Pro Forma food and beverage profit margin⁽²⁾	29.3%	(3.3)%	32.5%	25.1%	9.6%	32.0%

Net income (loss)	$323	$(66)	$81	$(11)	$(741)	$932
Depreciation and amortization	165	167	175	762	665	676
Interest expense	63	51	90	191	194	222
Provision (benefit) for income taxes	(10)	(64)	8	(91)	(220)	30
Gain on sale of property and corporate level income/expense	(271)	(171)	13	(240)	(97)	(283)
Severance expense (reversal) at hotel properties	(5)	21	—	(10)	65	—
Pro forma adjustments⁽³⁾	4	7	2	35	5	(55)
All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$269	$(55)	$369	$636	$(129)	$1,522

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31, 2021					Quarter ended December 31, 2020
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾
Revenues
Room	$621	$—	$1	$—	$622	$163	$—	$14	$—	$177
Food and beverage	269	—	1	—	270	54	—	7	—	61
Other	108	—	—	—	108	50	—	5	—	55
Total revenues	998	—	2	—	1,000	267	—	26	—	293
Expenses
Room	164	—	(1)	—	163	63	(2)	2	—	63
Food and beverage	192	—	(1)	—	191	64	(9)	8	—	63
Other	375	5	—	—	380	223	(10)	9	—	222
Depreciation and amortization	165	—	—	(165)	—	167	—	—	(167)	—
Corporate and other expenses	26	—	—	(26)	—	21	—	—	(21)	—
Gain on insurance and business interruption settlements	(3)	—	—	—	(3)	—	—	—	—	—
Total expenses	919	5	(2)	(191)	731	538	(21)	19	(188)	348
Operating Profit - All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$79	$(5)	$4	$191	$269	$(271)	$21	$7	$188	$(55)

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Quarter ended December 31, 2021					Quarter ended December 31, 2019
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾	GAAP Results	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾
Revenues
Room	$621	$—	$1	$—	$622	$813	$1	$—	$814
Food and beverage	269	—	1	—	270	424	(3)	—	421
Other	108	—	—	—	108	97	1	—	98
Total revenues	998	—	2	—	1,000	1,334	(1)	—	1,333
Expenses
Room	164	—	(1)	—	163	209	(3)	—	206
Food and beverage	192	—	(1)	—	191	285	(1)	—	284
Other	375	5	—	—	380	473	1	—	474
Depreciation and amortization	165	—	—	(165)	—	175	—	(175)	—
Corporate and other expenses	26	—	—	(26)	—	27	—	(27)	—
Gain on insurance and business interruption settlements	(3)	—	—	—	(3)	(1)	—	1	—
Total expenses	919	5	(2)	(191)	731	1,168	(3)	(201)	964
Operating Profit - All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$79	$(5)	$4	$191	$269	$166	$2	$201	$369

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Year ended December 31, 2021					Year ended December 31, 2020
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾
Revenues
Room	$1,858	$—	$21	$—	$1,879	$976	$—	$24	$—	$1,000
Food and beverage	674	—	14	—	688	426	—	23	—	449
Other	358	—	8	—	366	218	—	11	—	229
Total revenues	2,890	—	43	—	2,933	1,620	—	58	—	1,678
Expenses
Room	488	1	(4)	—	485	362	(15)	3	—	350
Food and beverage	505	—	10	—	515	420	(33)	19	—	406
Other	1,294	9	2	—	1,305	1,037	(17)	31	—	1,051
Depreciation and amortization	762	—	—	(762)	—	665	—	—	(665)	—
Corporate and other expenses	99	—	—	(99)	—	89	—	—	(89)	—
Gain on insurance and business interruption settlements	(8)	—	—	—	(8)	—	—	—	—	—
Total expenses	3,140	10	8	(861)	2,297	2,573	(65)	53	(754)	1,807
Operating Profit - All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$(250)	$(10)	$35	$861	$636	$(953)	$65	$5	$754	$(129)

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Year ended December 31, 2021					Year ended December 31, 2019
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾	GAAP Results	Pro forma adjustments⁽³⁾	Depreciation and corporate level items	All Owned Hotel Pro Forma Results⁽⁴⁾
Revenues
Room	$1,858	$—	$21	$—	$1,879	$3,431	$(141)	$—	$3,290
Food and beverage	674	—	14	—	688	1,647	(36)	—	1,611
Other	358	—	8	—	366	391	(2)	—	389
Total revenues	2,890	—	43	—	2,933	5,469	(179)	—	5,290
Expenses
Room	488	1	(4)	—	485	873	(42)	—	831
Food and beverage	505	—	10	—	515	1,120	(25)	—	1,095
Other	1,294	9	2	—	1,305	1,899	(57)	—	1,842
Depreciation and amortization	762	—	—	(762)	—	676	—	(676)	—
Corporate and other expenses	99	—	—	(99)	—	107	—	(107)	—
Gain on insurance and business interruption settlements	(8)	—	—	—	(8)	(5)	—	5	—
Total expenses	3,140	10	8	(861)	2,297	4,670	(124)	(778)	3,768
Operating Profit - All Owned Hotel Pro Forma EBITDA⁽⁴⁾	$(250)	$(10)	$35	$861	$636	$799	$(55)	$778	$1,522

___________

(1)
See the Notes to Financial Information for a discussion of non-GAAP measures and the limitations on their use.
(2)
Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Hotel margins are calculated using amounts presented in the above tables.
(3)
Pro forma adjustments represent the following items: (i) the elimination of results of operations of our sold hotels, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations and (ii) the addition of results for periods prior to our ownership for hotels acquired as of December 31, 2021. All Owned Hotel Pro Forma results also includes the results of our leased office buildings and other non-hotel revenue and expense items.
(4)
The AC Hotel Scottsdale North is a new development hotel that opened in January 2021 and The Laura Hotel in Houston re-opened under new management in November 2021. Therefore, no adjustments were made for results of these hotels for periods prior to their openings. Results for the hotel sold subsequent to quarter end are included, as it was owned for the entirety of the periods presented.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income (Loss) to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income (loss)⁽²⁾	$323	$(66)	$(11)	$(741)
Interest expense	63	51	191	194
Depreciation and amortization	165	167	670	665
Income taxes	(10)	(64)	(91)	(220)
EBITDA⁽²⁾	541	88	759	(102)
Gain on dispositions⁽³⁾	(303)	(148)	(303)	(149)
Non-cash impairment expense	—	—	92	—
Equity investment adjustments:
Equity in (earnings) losses of affiliates	5	4	(31)	30
Pro rata EBITDAre of equity investments⁽4⁾	4	3	25	(12)
EBITDAre⁽²⁾	247	(53)	542	(233)
Adjustments to EBITDAre:
Severance expense (reversal) at hotel properties	(5)	21	(10)	65
Adjusted EBITDAre⁽²⁾	$242	$(32)	$532	$(168)

___________

(1)
See the Notes to Financial Information for discussion of non-GAAP measures.
(2)
Net income (loss), EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO include a gain of $47 million in the fourth quarter 2020 and $59 million for the year ended December 31, 2020 from the sale of land adjacent to The Phoenician hotel. The year ended December 31, 2020 also includes a loss of $14 million related to inventory impairment expense recorded by our Maui timeshare joint venture, reflected through equity in (earnings) losses of affiliates.
(3)
Reflects the sale of six hotels in 2021 and one hotel in 2020.
(4)
Pro rata EBITDAre of equity investments and pro rata FFO of equity investments for year ended December 31, 2021 include a realized gain of approximately $3 million related to equity securities held by one of our unconsolidated partnerships, Fifth Wall Ventures, L.P. Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.

Reconciliation of Diluted Earnings (Loss) per Common Share to

NAREIT and Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income (loss)⁽²⁾	$323	$(66)	$(11)	$(741)
Less: Net (income) loss attributable to non- controlling interests	(3)	2	—	9
Net income (loss) attributable to Host Inc.	320	(64)	(11)	(732)
Adjustments:
Gain on dispositions(3)	(303)	(148)	(303)	(149)
Tax on dispositions	(4)	(3)	(4)	(3)
Depreciation and amortization	165	167	669	663
Non-cash impairment expense	—	—	92	—
Equity investment adjustments:
Equity in (earnings) losses of affiliates	5	4	(31)	30
Pro rata FFO of equity investments⁽⁴⁾	2	(1)	18	(21)
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	—	(1)	(1)
FFO adjustments for non-controlling interests of Host L.P.	1	(1)	(5)	(6)
NAREIT FFO⁽²⁾	186	(46)	424	(219)
Adjustments to NAREIT FFO:
Loss on debt extinguishment	23	8	23	36
Severance expense (reversal) at hotel properties	(5)	21	(10)	65
Loss attributable to non-controlling interests	—	—	—	(1)
Adjusted FFO⁽²⁾	$204	$(17)	$437	$(119)

For calculation on a per share basis:⁽⁵⁾

Diluted weighted average shares outstanding - EPS	716.1	705.3	710.3	705.9
Assuming issuance of common shares granted under the comprehensive stock plans	—	—	2.0	—
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	716.1	705.3	712.3	705.9
Diluted earnings (loss) per common share	$.45	$(.09)	$(.02)	$(1.04)
NAREIT FFO per diluted share	$.26	$(.07)	$.60	$(.31)
Adjusted FFO per diluted share	$.29	$(.02)	$.61	$(.17)

___________

(1-4) Refer to corresponding footnote on the Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre.

(5)
Diluted loss per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

All Owned Hotel Pro Forma Operating Statistics and Results

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this presentation on a comparable hotel basis in order to enable our investors to better evaluate our operating performance (discussed in “Hotel Property Level Operating Results” below). However, due to the COVID-19 pandemic and its effects on operations, there is little comparability between periods. For this reason, we temporarily are suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis, including the following adjustments: (1) operating results are presented for all consolidated hotels owned as of December 31, 2021, but do not include the results of operations for properties sold through the reporting date; and (2) operating results for acquisitions as of December 31, 2021 are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results.

Foreign Currency Translation

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, and (iv) All Owned Hotel Pro Forma Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. Effective January 1, 2019, we adopted NAREIT’s definition of FFO included in NAREIT’s Funds From Operations White Paper – 2018 Restatement. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially-owned entities and unconsolidated affiliates. Adjustments for consolidated partially-owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•
Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•
Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•
Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•
Severance Expense –In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our on-going operating performance and, therefore, we excluded this item from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

•
Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.
•
Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•
Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•
Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 10 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners, and a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a hotel-level pro forma basis as supplemental information for our investors. Our hotel results reflect the operating

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

results of our hotels as discussed in “All Owned Hotel Pro Forma Operating Statistics and Results” above. We present all owned hotel pro forma EBITDA to help us and our investors evaluate the ongoing operating performance of our hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our hotels. All owned hotel pro forma results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.

Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

While management believes that presentation of all owned hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on all owned hotel results in the aggregate. For these reasons, we believe all owned hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.